Exhibit 99.1
Target Hospitality Announces Strategic Board Appointment Continuing its Government Service Focus

THE WOODLANDS, Texas, August 5, 2021 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services, continues its strategic focus into government services, with the appointment of Major General (Ret.) Barbara Faulkenberry to its board of directors, effective August 4, 2021.

The appointment is a further step in the Company’s growth strategy that broadens its operating capabilities into adjacent markets that are consistent with the Company’s core competencies, while remaining focused on expanding its value-added solutions supporting the United States Government.  This appointment reinforces Target’s ability to effectively identify and evaluate growth opportunities, while aligning leadership capabilities with strategic focus within the government services market.

Ms. Faulkenberry’s experience in the United States Air Force, commanding global mobilization and logistics efforts, will enhance Target’s ability to evaluate and execute on additional government services opportunities.  Further, her expertise in serving a diverse constituency, across a variety of end-market applications, will strengthen the Company’s ability to assess a broad range of other value-added growth efforts.

“We are pleased to welcome Barbara as a new independent director to the Target Hospitality board.  Her extensive knowledge with government services will provide valuable perspective as we continue to see additional growth opportunities supporting the United States Government.  Her addition will broaden our current board of directors' skills and experiences and we look forward to her contributions,” stated Brad Archer, President and Chief Executive Officer.

Ms. Faulkenberry will serve as a Class II director as well as a member of the Audit Committee and Nominating and Corporate Governance Committee.

Ms. Faulkenberry retired from the United States Air Force in 2014 as a Major General (2-stars) after a 32-year career, finishing in the top 150 leaders of a 320,000-person global organization.  Her last assignment in the United States Air Force was as vice Commander (COO) and Interim Commander (CEO) of a 37,000-person organization conducting all Department of Defense air cargo, passenger, and medical patient movements across the globe using 1,100 military aircraft plus contracted commercial aircraft.  Ms. Faulkenberry currently serves as an independent director for USA Truck, a publicly traded provider of trucking services across North America and Callon Petroleum, a publicly traded independent oil and natural gas exploration and development company.  Ms. Faulkenberry received a BS degree from the United States Air Force Academy in 1982, an MBA from Georgia College in 1986, and a Masters of National Security from the National Defense University in 1999.

“I am excited to join the Target Hospitality board of directors and utilize my experiences in the military and interacting with various United States Government agencies to aid the continued growth of the Company.  I believe the knowledge I have gained over my career will be additive to Target’s continued focus of broadening its service offerings in support of the United States Government.  I look forward to contributing to the strategic initiatives of the Company,” stated Barbara Faulkenberry.

Athena Alliance served in consultation with the appointment of Ms. Faulkenberry.

About Target Hospitality

Target Hospitality is North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.
Investor Contact
Mark Schuck
(832) 702 – 8009
ir@targethospitality.com